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Exhibit 3.3

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF

BANCTEC, INC.

A Delaware Corporation

        The Amended and Restated Bylaws, dated June 27, 2007, (the "Bylaws"), of BancTec, Inc., a Delaware corporation (the "Corporation"), are hereby amended as set forth below.

        1.     Article VII of the Bylaws is hereby deleted in its entirety and replaced with the following:

ARTICLE VII

CERTIFICATES AND STOCKHOLDERS

          7.1    Certificates for Shares.    (a) The shares of the Corporation's stock may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued. Any certificates representing shares of stock shall be in such form as shall be approved by the board of directors. The certificates shall be signed by the Chief Executive Officer or a Vice President and also by the Secretary or an Assistant Secretary or by the Treasurer or an Assistant Treasurer. Any and all signatures on a certificate may be a facsimile and may be sealed with the seal of the Corporation or a facsimile thereof; provided, however, that no such seal of the Corporation shall be required thereon. If any officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue. Any certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder's name and the number of shares.

            (b)   Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Delaware, the name of the stockholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation's certificate of incorporation, these bylaws, any agreement among stockholders or any agreement between stockholders and the Corporation.

          7.2    Replacement of Lost or Destroyed Certificates.    Any person claiming a share certificate to be lost, stolen or destroyed shall make an affidavit or affirmation of the fact in such manner as the board of directors may require, whereupon the Corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates of stock or uncertificated shares in place of any certificate, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond with a surety or sureties satisfactory to the Corporation in such sum as it may direct as indemnity against any claim, or expense resulting from a claim, that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

          7.3    Transfer of Shares.    (a) Shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the Corporation or its transfer agent shall issue a new certificate or evidence of the issuance of uncertificated shares to the stockholder entitled thereto, cancel the old certificate and record the transaction upon its books.

            (b)   Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation. If the Corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

            (c)   The board of directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.

          7.4    Registered Stockholders.    The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

          7.5    Regulations.    The board of directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer, and registration of shares of stock of the Corporation, and, in the case of certificated shares, the replacement of certificates for shares of stock.

          7.6    Legends.    The board of directors shall have the power and authority to provide that any certificate representing shares of stock bear such legends as the board of directors deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law.

        2.     Except as otherwise expressly provided herein, the Bylaws are unmodified and shall continue to be in full force and effect.

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        The undersigned duly authorized officer of the Corporation hereby certifies that the foregoing First Amendment to the Amended and Restated Bylaws of BancTec, Inc. was adopted by resolutions of the board of directors of the Corporation as of October 8, 2007.

/s/ J. COLEY CLARK J. Coley Clark Chairman and Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS]

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FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF BANCTEC, INC. A Delaware Corporation
ARTICLE VII CERTIFICATES AND STOCKHOLDERS